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                                                               December 21, 2001




BNY Hamilton Equity Income Fund,
     3435 Stelzer Road,
          Columbus, Ohio 43219.


Ladies and Gentlemen:

     We have acted as counsel to BNY Hamilton Equity Income Fund, a series of BNY Hamilton Funds, Inc. ("Successor Fund"), in connection with the transfer of all of the assets and liabilities of Growth and Income Fund, a series of BNYIA Mutual Funds Trust ("Acquired Fund"), to Successor Fund in exchange for shares of Successor Fund, followed by the distribution by Acquired Fund to its shareholders of the Successor Fund shares (together, the "Reorganization"), pursuant to the Agreement and Plan of Reorganization, dated as of November 15, 2001, by and between Successor Fund and Acquired Fund (the "Agreement"). We render this opinion to you in connection with the registration of the common stock of Successor Fund to be issued in connection with the Reorganization. All capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreement.

     For purposes of this opinion, we have reviewed the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

          (i) The Reorganization will be completed in the manner set forth in the Agreement and the Proxy Statement/Prospectus of Successor Fund and Acquired Fund (the "Proxy/Prospectus").

          (ii) The representations contained in the letters of representation from Successor Fund and Acquired Fund to us both dated December 21, 2001, will be true and complete on the Closing Date.

     On the basis of the foregoing, and our consideration of such other matters of fact and law as we

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have deemed necessary or appropriate, it is our opinion, under presently applicable U.S. federal income tax law, that:

     (i) the Reorganization will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and Successor Fund and Acquired Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

     (ii) no gain or loss will be recognized by Acquired Fund shareholders on the conversion of shares of the Acquired Fund into shares of Successor Fund;

     (iii) the aggregate basis of the Successor Fund shares received by Acquired Fund shareholders will be the same as the aggregate basis of Acquired Fund shares converted into such Successor Fund shares; and

     (iv) the holding periods of the Successor Fund shares received by the Acquired Fund shareholders will include the holding periods of the Acquired Fund shares converted into such Successor Fund shares, provided that at the time of the reorganization Acquired Fund shares are held by such shareholders as capital assets.

The tax consequences described above may not be applicable to Acquired Fund shareholders who are financial institutions, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, persons that are otherwise required to use a mark-to-market method of accounting, persons who hold Acquired Fund common stock as part of a "straddle," "hedge" or "conversion" transaction, or persons who acquired or acquire shares of Acquired Fund common stock pursuant to the exercise of employee stock options or otherwise as compensation.

     This opinion is limited to the federal income tax laws of the United States and does not purport to discuss the consequences or effectiveness of the Reorganization under any other laws.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Tax Considerations" in the Prospectus/Proxy Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                                Very truly yours,

                                                /s/ Sullivan & Cromwell

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